Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee – Chairman & CEO

Alain Uboldi – COO

Steve Capp – CFO

Chris Plant or Lewis Fanger – Investor Relations

PINNACLE ENTERTAINMENT REPORTS SECOND QUARTER 2008 RESULTS

L’Auberge du Lac Posts Record Quarterly Results

LAS VEGAS, August 6, 2008 – Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the second quarter and six months ended June 30, 2008.

For the second quarter of 2008, revenues were $267 million and Consolidated Adjusted EBITDA(1) was $37.6 million. The second quarter’s results reflect a record performance at L’Auberge du Lac and continued strength at Boomtown New Orleans. It also reflects the continued ramp-up of operations at Lumière Place, which opened in stages over the past seven months; the flood-related closure of The Admiral Riverboat Casino for 20 days in June; the closure for refurbishment of most of Boomtown Reno’s guestrooms for much of the quarter and the June 2007 closure of its truck stop; and $1.5 million of severance costs associated with the resignation of a corporate officer. For the second quarter of 2007, revenues were $233 million and Consolidated Adjusted EBITDA was $46.0 million.

On a GAAP (‘Generally Accepted Accounting Principles’) basis, the Company reported a net loss of $18.1 million, or $0.30 per share for the second quarter of 2008. These results include a charge for impairment of equity securities owned by the Company and income from discontinued operations related to insurance proceeds received in the quarter. GAAP net income for the 2007 second quarter was $9.9 million, or $0.16 per share. Results from continuing operations in both periods reflect significant pre-opening and development costs, increased depreciation costs and significant non-cash charges related to share-based compensation, while results for the 2007 period also include a loss on early extinguishment of debt.

Six-Month Results

For the six months ended June 30, 2008, revenues were $524 million and Consolidated Adjusted EBITDA was $72.5 million as compared to revenues of $466 million and Consolidated Adjusted EBITDA of $89.8 million for the prior-year period. The 2008 six-month results reflect a strong performance at L’Auberge du Lac and solid results at Boomtown New Orleans, offset by the ramp-up of operations at Lumière Place and the refurbishment activity at Boomtown Reno.

On a GAAP basis, net loss for the first half of 2008 was $13.1 million, versus net income of $12.8 million for the first half of 2007.

“L’Auberge du Lac and Boomtown New Orleans continued to perform strongly in the second quarter,” said Daniel R. Lee, Chairman and Chief Executive Officer of Pinnacle Entertainment, Inc. “In particular, L’Auberge du Lac set several new records, achieving record quarterly results for casino revenues, total non-gaming revenues and Adjusted EBITDA. Clearly, our hotel expansion completed six months ago is performing well. Lumière Place also continues to ramp up. Average daily gaming revenues have risen steadily since opening, while expenses have steadily declined. Occupancy and average rates at each of our two hotels in St. Louis have also risen significantly in recent months, as customers have responded to the quality and excitement offered by Lumière Place. With the knowledge gained from seven months of operations at Lumière Place, we look forward to seeing the property further mature over the next several quarters.”

Recent Developments

•

During the second quarter of 2008, the Company completed major portions of the phased opening of Lumière Place in downtown St. Louis. The Company completed the refurbishment of the suites at HoteLumière; opened a new pedestrian tunnel that connects Lumière Place to the America’s Center convention center, the Edward Jones stadium and the city’s central business district; and unveiled a large readerboard sign along Interstate 70, one of the largest such signs ever built. The Lumière Place entertainment complex features two casinos (Lumière Place itself and The Admiral Riverboat Casino); the Pinnacle-owned 200-guestroom Four Seasons Hotel St. Louis; the 294-suite HoteLumière; approximately 22,000 square feet of meeting and convention space; several restaurants and retail outlets; and a luxury spa. The refurbishment of the meeting rooms at HoteLumière was completed in July. A 400-seat showroom will be completed in September and the refurbishment of the HoteLumière pool should be completed in the fourth quarter.

•

At River City, Pinnacle’s casino project in south St. Louis County, the Company is nearing completion of the project footings, foundations and pile caps. Pinnacle expects to sign shortly a guaranteed maximum price contract with Yates/Paric, a joint venture, for the hard cost aspects of the construction of River City, constituting approximately 40% of the $375 million project budget. W.G. Yates & Sons Construction Company was part of the team that built Borgata in Atlantic City and Beau Rivage in Biloxi, among other casino projects. Paric Corporation is a St. Louis-based construction company that has extensive experience in the local construction environment. Management anticipates completion of this project near the end of 2009.

•

In June 2008, the Company opened the remaining 16 guestrooms of the 32-guestroom hotel that adjoins its principal casino in Neuquén, Argentina. The new hotel cost approximately US$13.0 million and was funded through the property’s existing cash balances and operating cash flows. Under the Company’s concession agreement with the Province of Neuquén, the Company’s exclusivity rights are to be extended from 2016 to 2021 with the completion of such luxury hotel.

•

In May 2008, Pinnacle settled its lawsuit against Allianz Global Risks US Insurance Company in exchange for approximately $48 million, which the Company received in June 2008. Allianz Global Risks US Insurance Company had previously paid Pinnacle $5 million, which brought its total payment on the claim to $53 million for its $50 million of coverage. These non-refundable settlement proceeds and other miscellaneous uninsured costs are reflected in discontinued operations, net of income taxes. The Company continues to pursue its claims against the remaining insurance carrier, RSUI Indemnity Company, related to the hurricane damage and consequential loss in Biloxi. Cumulatively, as of June 30, 2008, Pinnacle had received approximately $192 million in settlement proceeds toward its insurance claim.

•

During the second quarter of 2008, Pinnacle entered into a management agreement with the Kansas Lottery and funded the required deposit of $25 million. If Pinnacle is not chosen to build and operate its proposed casino in Kansas City, Kansas, such deposit is immediately and fully refundable. Pinnacle looks forward to presenting its casino proposal to the Kansas Lottery Gaming Facility Review Board next week and anticipates the selection of the casino operator will occur in September 2008.

•	Artists’ renderings for the Company’s various projects and pictures of the work in progress are available via its corporate website at www.pnkinc.com.

Property Highlights

L’Auberge du Lac

L’Auberge du Lac generated revenues of $90.2 million for the second quarter of 2008, a 10.3% increase over the $81.8 million in the same 2007 period, reflecting the recent 252-guestroom expansion at the property. Adjusted EBITDA increased by 12.9% to a record $23.6 million in the 2008 quarter as compared to $20.9 million in the same 2007 period. In particular, May and June 2008 were the two strongest months in the property’s history, as measured by Adjusted EBITDA. Hotel occupancy at L’Auberge du Lac was 91.8% for the second quarter of 2008, and reached 95.3% for the month of June 2008.

Boomtown New Orleans

Revenues for Boomtown New Orleans were $39.0 million for the 2008 second quarter compared to $41.0 million in the same 2007 period. Results at this West Bank property have been relatively stable for several quarters, despite the May 2007 relocation of a New Orleans-based casino to a town approximately 80 miles from Boomtown New Orleans and the September 2007 opening of a slot parlor at a racetrack on the east side of the river. Adjusted EBITDA was $13.5 million for the three months ended June 30, 2008 compared to $14.3 million in the same 2007 period.

Belterra Casino Resort

In June 2008, two racetracks in the Indianapolis area began operating approximately 4,000 slot machines (approximately 2,000 at each facility). Another competitor also began heavily marketing its refurbished and rebranded facility in the quarter. To address the new competition, Belterra also increased its marketing efforts in the quarter. Consequently, for the second quarter of 2008, Belterra’s revenues were $44.3 million compared to $44.5 million in the 2007 period, but Adjusted EBITDA was $7.8 million versus $11.5 million in the respective periods.

Boomtown Bossier City

Revenues for Boomtown Bossier City for the second quarter of 2008 were $22.0 million compared to $22.2 million in the same 2007 period. Adjusted EBITDA was $3.9 million for the three months ended June 30, 2008 versus $4.4 million in the 2007 quarter. This market remains quite competitive.

Lumière Place-St. Louis

For the quarter ended June 30, 2008, revenues at Lumière Place were $49.2 million, which results include Lumière Place Casino, Four Seasons Hotel St. Louis, HoteLumière (the renovated former Embassy Suites Hotel) and The Admiral Riverboat Casino. Average daily casino revenue trends for the complex have been positive, as expected, except for the period from June 11 through the end of the quarter when The Admiral Riverboat Casino was closed due to flooding. Hotel occupancy has also risen steadily at both hotels since opening. Consistent with the ramp-up of operations at almost all new casino hotels, Lumière Place incurred higher marketing costs and payroll than is anticipated in future periods. As a result, Lumière Place-St. Louis had an Adjusted EBITDA loss in the quarter of $253,000. For the quarter ended June 30, 2007, which results included only The Admiral Riverboat Casino and a restaurant of the former Embassy Suites, revenues were $14.9 million and Adjusted EBITDA was $1.7 million.

Boomtown Reno

In the 2008 second quarter, revenues were $11.5 million and Adjusted EBITDA loss was $1.3 million. For the comparable period in 2007, revenues were $19.0 million and Adjusted EBITDA was $1.9 million. Approximately two-thirds of Boomtown Reno’s guestrooms were closed for refurbishment during most of the quarter. Additionally, the Boomtown truck stop, which sold fuel at low margins, closed in June 2007 to accommodate construction of the neighboring Cabela’s retail store.

International

The International segment includes the results for Casino Magic Argentina and The Casino at Emerald Bay located in The Bahamas. Revenues for the 2008 second quarter increased to $10.2 million from $9.3 million in last year’s quarter due to a higher slot hold percentage at Casino Magic’s principal property in Neuquén, Argentina. Adjusted EBITDA was flat at $2.0 million for the second quarter of 2008, reflecting inflation and rising costs.

In June 2008, the remaining 16 guestrooms of the 32-guestroom hotel that adjoins the principal casino in Neuquén, Argentina were opened. Under terms of the Company’s concession agreement with the Province of Neuquén, its exclusivity rights are to be extended from 2016 to 2021 with the completion of such luxury hotel.

In July 2008, the Company decided to sell or otherwise discontinue operations of The Casino at Emerald Bay. This small casino is distant from Pinnacle’s other operations and its success is heavily reliant on the neighboring Four Seasons hotel. The owner of such hotel is currently in receivership. Consequently, beginning in the third quarter of 2008, the Company will reflect the business as a discontinued operation and record the appropriate asset impairment charges. As of June 30, 2008, the net book value of the Company’s casino related assets was approximately $3.4 million. For the three months ended June 30, 2008 and 2007, the Adjusted EBITDA loss(1) was $746,000 and $452,000, respectively, and for the six months ended June 30, 2008 and 2007, Adjusted EBITDA loss was $1.2 million and $936,000, respectively. For the twelve months ended December 31, 2007, the Adjusted EBITDA loss was $1.6 million.

Other Items

Corporate Expenses. Corporate expenses for the 2008 second quarter were $11.6 million. This amount included $1.5 million of severance associated with the resignation of a corporate officer. For the 2007 second quarter, corporate expenses were $10.9 million.

Pre-opening and Development Costs. During the 2008 second quarter, pre-opening and development costs were $14.2 million, including $5.3 million for the Atlantic City project, $4.0 million related to the St. Louis projects, $2.1 million related to the Kansas City project, and $1.8 million related to the Sugarcane Bay and Baton Rouge projects. The Atlantic City costs include $2.8 million of design fees and assorted miscellaneous expenses. For the 2007 second quarter, pre-opening and development costs were $13.8 million, including $4.8 million for the Atlantic City project, $4.9 million related to the St. Louis projects, and $3.5 million related to the Sugarcane Bay and Baton Rouge projects.

Ameristar Stock. Beginning in late October 2007, Pinnacle acquired approximately $40 million of Ameristar Casinos Inc. common stock at an average price of $32 per share. The founder of Ameristar, who owned approximately 55% of the common stock of Ameristar, passed away in November 2006 and left most of his shares to The Craig H. Neilsen Foundation. Federal law requires charitable foundations under most circumstances to diversify their assets. Pinnacle’s management therefore concluded that there was a high likelihood that Ameristar would be sold.

Both Ameristar and Pinnacle build, own and operate high quality casinos in regional gaming markets. Other than St. Louis, where Ameristar and Pinnacle operate casinos that are approximately 20 miles apart, the operations of each company do not overlap. The combination of the two companies would have provided certain economies of scale and marketing efficiencies.

Pinnacle invested in Ameristar’s stock with the intention of commencing discussions about the strategic acquisition of Ameristar. Shortly after such investment was made, the share prices of most casino stocks, including Pinnacle and Ameristar, fell sharply. Since October 31, 2007, the share prices of each of these companies have declined approximately 60%. Credit markets have also tightened, making it much more expensive and perhaps impossible to consummate such an acquisition. The acquisition of Ameristar by Pinnacle potentially would have, among other things, required refinancing of most of the debt of both companies. In the opinion of Pinnacle’s management, the cost of doing so in today’s market, if indeed it could be done, would offset much of and perhaps all of the value created by combining the two companies.

Pursuant to GAAP, gains or losses on securities available for sale are disclosed in the Comprehensive Income Statement. Such disclosure was included in the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2007 and Quarterly Report filed on Form 10-Q for the quarterly period ended March 31, 2008. Pinnacle’s management determined that as of June 30, 2008, it was unlikely to be able to consummate such potential strategic acquisition under current market conditions. Given the significance of the decline in value and the duration of the holding period of these securities, the Company recorded a related charge of $22.6 million in the quarter. The recording of such charge does not imply that a sale of the stock is or is not imminent.

Write-downs, Reserves and Recoveries, Net. During the second quarter of 2008, the Company incurred asset impairment charges of $4.5 million related to idle riverboats it acquired from Harrah’s Entertainment, Inc. in 2006, which boats are located in Orange, Texas. The Company also incurred asset impairment charges of approximately $1.0 million in connection with certain obsolete gaming equipment. Also, during the second quarter of 2008, the Company continued to expand its national marketing program, including the rollout of a new complimentary mychoice rewards program at L’Auberge du Lac and Belterra. The Company’s mychoice rewards program allows customers to view their accumulated complimentary reward privileges. All of the Company’s properties previously tracked such rewards to determine such complimentary privileges. Some of the Company’s properties, however, provided such data to customers, while others (L’Auberge and Belterra) used such data solely as a guideline for its casino hosts. Accounting rules require an accrual for the liability if the value is disclosed to the customer. As a result, implementation of the new mychoice rewards program resulted in a one-time charge in the quarter to establish an accrued liability for the value that had not previously been disclosed to the Company’s customers.

Interest Expense. Interest expense, net of capitalized interest, was $11.6 million for the three months ended June 30, 2008 versus $6.4 million for the three months ended June 30, 2007. The increase was principally the result of additional borrowings under the Credit Facility and reduced capitalized interest. Capitalized interest was $7.8 million and $10.1 million for the three months ended June 30, 2008 and 2007, respectively.

Discontinued Biloxi Operations. In June 2008, the Company received $48 million from its settlement with Allianz Global Risks US Insurance Company, in addition to the $5 million previously received, which proceeds are non-refundable pursuant to the settlement agreement. The resulting after-tax gain in the second quarter of 2008 was $31.4 million.

Allianz had provided the layer of insurance between $100 million and $150 million of insured losses. The Company’s insurance policies provide for the replacement cost of the damaged or destroyed asset, while accounting policies require the asset to be placed on the books at cost and depreciated over time. Casino Magic Biloxi opened in June 1993 and, by the time of its destruction in 2005 by Hurricane Katrina, its net book value was substantially less than its replacement cost. This results in a gain to the Company for financial reporting purposes to the extent that the Company’s non-refundable insurance proceeds exceed the net book value of the asset. Because Pinnacle decided to not rebuild the Biloxi property and instead named the River City project as the replacement facility, as it is permitted to do under its insurance policies, and furthermore because it sold its land and lease rights in Biloxi, the insurance related gains are classified as appurtenant to discontinued operations.

The Company continues to pursue its remaining insurance claim with the remaining insurance carrier, RSUI Indemnity Company. RSUI provided pari passu insurance coverage with another insurance company for insured losses as part of the coverage layer between $150 million and $250 million. The other pari passu insurance company settled its exposure to Pinnacle in this layer in February 2008 for $36.8 million. RSUI additionally is the sole insurer in the coverage layer between $250 million and $400 million. The Company believes that its total loss resulting from the 2005 hurricanes falls within this coverage layer. To date, RSUI has paid approximately $2 million to the Company as the amount it asserts is undisputedly covered under such policies.

In 2006, the Company completed tax exchanges under Section 1033 of the Internal Revenue Code at the time of the purchase of its Atlantic City site, effectively transferring the comparatively low tax basis of its Biloxi assets into the Atlantic City land. As a result, management anticipates the actual cash tax obligations to be paid on the insurance proceeds in the current year will be substantially less than the provision for income tax recorded for financial accounting purposes.

Liquidity. The Company had approximately $129 million in cash and cash equivalents at June 30, 2008. As of such date, $125 million was drawn under the Company’s $625 million bank credit facility. Utilization of the Credit Facility is currently limited to $350 million by the indenture governing the Company’s 8.75% senior subordinated notes due 2013, which notes become callable in October 2008. In the second quarter of 2008, the Company repaid $50 million and subsequently borrowed an additional $25 million under the revolver. In addition, approximately $22 million of issued letters of credit remain outstanding.

Taxes. During the second quarter of 2008, the Company’s effective tax rate was significantly below the federal statutory rate of 35% due to several factors. The significant items that decreased the recent quarter’s tax benefit included non-deductible gaming taxes in Indiana; current and anticipated future spending related to political initiatives, which are generally not deductible for tax purposes; and the recording of a valuation allowance against the deferred tax benefit created by the impairment loss, as management believes that the timing and likelihood of utilizing such capital loss to offset capital gains is uncertain.

Community Contribution

The Company pays significant taxes in the communities in which it operates. During the first half of 2008, Pinnacle paid or accrued $172 million in federal, state and local taxes attributable to gaming, payroll, property, sales and use taxes.

Investor Conference Call

Pinnacle will hold a conference call for investors today, August 6, 2008, at 11:00 a.m. ET (8:00 a.m. PT) to discuss its 2008 second quarter and six month financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com. There is no passcode required for this call.

A replay of the conference call will be available shortly after the conclusion of the call through August 13, 2008 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 57634001. The conference call will also be available for replay at www.pnkinc.com.

Non-GAAP Financial Measures

(1) Consolidated Adjusted EBITDA, Adjusted net income (loss), and Adjusted EBITDA are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, income tax benefits, minority interest and discontinued operations. The Company defines Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation and write-downs. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.

The Company uses Consolidated Adjusted EBITDA as a relevant and useful measure to compare operating results among its properties and between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business segments. Consolidated Adjusted EBITDA is specifically relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns and because such costs relate to anticipated future revenues and income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is how management reviews and analyzes the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as sales of surplus land or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) does not include the costs of the Company’s development activities, certain asset sale gains, income tax benefits or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business. Adjusted EBITDA is presented solely as supplemental disclosure regarding our Bahamian operations, as this is how management reviewed and analyzed its decision to sell or otherwise discontinue the Bahamian operations. Management believes that Adjusted EBITDA is a useful analytical tool as it enables management to evaluate the profitability of the gaming operations without taking into account the effect of certain non-operating expenses.

EBITDA measures, such as Consolidated Adjusted EBITDA, Adjusted net income (loss) and Adjusted EBITDA for our Bahamian operations are not calculated in the same manner by all companies and accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” table for a reconciliation of GAAP net income (loss) to Adjusted net income (loss) and for a reconciliation of GAAP Net Income to Adjusted EBITDA.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri, Argentina and The Bahamas and has significant insurance claims related to a hurricane-damaged hotel and casino complex previously owned and operated in Biloxi, Mississippi. The Company opened Lumière Place, a $507 million casino hotel in downtown St. Louis, Missouri, in December 2007. Pinnacle also has a second casino development project under construction in the St. Louis area, to be called River City, which opening is dependent upon final approval by the Missouri Gaming Commission. Pinnacle is currently developing a second casino resort in Lake Charles, Louisiana, to be called Sugarcane Bay, and a casino resort in Baton Rouge, Louisiana; and has submitted a proposal for a casino resort in Kansas City, Kansas, subject to various approvals. Additionally, Pinnacle owns a casino site at the heart of the famed Boardwalk in Atlantic City, New Jersey, on which it plans to build a major new casino resort.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future growth, anticipated completion and opening schedules of various projects, construction schedules and budgets and new development opportunities, average daily casino revenues and hotel occupancy, financing options, including the state of the credit markets and the Company’s ability to access the capital markets, and the Company’s ability to control or reduce corporate expenses, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s substantial funding needs in connection with its development projects, current expansion projects and other capital-intensive projects will require it to raise substantial amounts of money from outside sources and in the near term, the availability of financing may be constrained by current disruptions in the credit markets; (b) insufficient or lower-than-expected results generated from the Company’s new developments and acquired properties, including results from the opening of its new facilities, may not yield an adequate return on its substantial investments; (c) many construction-related factors, including the escalation of construction costs beyond increments anticipated in its construction budgets, could prevent the Company from completing its construction and development projects within budget and on time; (d) the Company’s Atlantic City project presents many risks, and the Company may not realize the financial and strategic goals that are contemplated from the development; (e) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (f) the Company may not meet the conditions for receipt or maintenance of gaming licensing approvals, including for its River City, Sugarcane Bay and Baton Rouge projects, some of which are beyond its control; (g) the Company’s proposal for the Kansas City project is subject to competitive bidding and the Company may not be selected by the Kansas Racing and Gaming Commission for the sole license being awarded in northeastern Kansas; (h) because the Company has considerable leverage, future cash flows may not be sufficient to meet its financial obligations and the Company might have difficultly obtaining additional financing; (i) the terms of the Company’s credit facility and the indentures governing its subordinated indebtedness impose operating and financial restrictions on the Company; (j) the outcome of the lawsuit with one of the Company’s insurers related to damage incurred at Casino Magic Biloxi could affect the Company’s right to, or delay, the receipt of insurance proceeds with respect to its hurricane-affected properties; (k) the Company’s insurance policy limits for Weather Catastrophe/Named Windstorm Occurrence, Flood and Earthquake are significantly less than its coverage for the 2005 hurricane season; and (l) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

(—financial tables follow—)

Pinnacle Entertainment, Inc.

Condensed Consolidated Income Statements

(In thousands, except per share data, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues:
Gaming	$229,969	$202,777	$458,731	$407,159
Food and beverage	16,528	11,669	30,291	22,531
Hotel and recreational vehicle park	9,229	5,780	15,358	12,264
Truck stop and service station	3,562	6,243	6,181	11,903
Other	7,268	6,415	13,165	11,854

	$266,556	$232,884	$523,726	$465,711

Expenses and other costs:
Gaming	$141,812	$115,387	$280,449	$234,358
Food and beverage	16,101	11,295	31,133	22,196
Hotel and recreational vehicle park	5,184	2,761	9,572	6,089
Truck stop and service station	3,473	5,978	6,009	11,284
General and administrative	60,167	48,759	118,517	96,944
Other operating expenses	2,250	2,744	5,527	5,061
Depreciation and amortization	31,224	18,920	59,863	39,464
Pre-opening and development costs	14,207	13,778	31,343	25,313
Non-cash share-based compensation	3,075	2,337	4,845	4,549
Write-downs, reserves and recoveries, net	6,920	985	6,802	985

	$284,413	$222,944	$554,060	$446,243

Operating income (loss)	(17,857)	9,940	(30,334)	19,468
Interest income	484	4,479	1,623	8,961
Interest expense, net of capitalized interest	(11,607)	(6,403)	(23,690)	(15,691)
Impairment of investment in equity securities	(22,636)	—	(22,636)	—
Loss on early extinguishment of debt	—	(6,124)	—	(6,124)

Income (loss) from continuing operations before income taxes	(51,616)	1,892	(75,037)	6,614
Income tax benefit	2,689	6,290	9,961	4,854

Income (loss) from continuing operations	(48,927)	8,182	(65,076)	11,468
Income from discontinued operations, net of taxes	30,818	1,720	52,020	1,343

Net income (loss)	$(18,109)	$9,902	$(13,056)	$12,811

Net income per common share – basic
Income (loss) from continuing operations	$(0.81)	$0.14	$(1.09)	$0.20
Income from discontinued operations, net of taxes	0.51	0.03	0.87	0.02

Net income per common share—basic	$(0.30)	$0.17	$(0.22)	$0.22

Net income per common share – diluted
Income (loss) from continuing operations	$(0.81)	$0.13	$(1.09)	$0.19
Income from discontinued operations, net of taxes	0.51	0.03	0.87	0.02

Net income per common share—diluted	$(0.30)	$0.16	$(0.22)	$0.21

Number of shares—basic	59,962	59,712	59,956	58,616
Number of shares—diluted	59,962	61,096	59,956	60,147

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	June 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$128,960	$191,124
Other assets	284,337	286,138
Land, buildings, riverboats and equipment, net	1,852,414	1,716,282

Total assets	$2,265,711	$2,193,544

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$300,668	$299,884
Long-term debt	916,415	841,301

Total liabilities	1,217,083	1,141,185

Stockholders’ equity	1,048,628	1,052,359

Total liabilities and stockholders’ equity	$2,265,711	$2,193,544

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA

(In thousands, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues
L’Auberge du Lac	$90,229	$81,827	$171,533	$159,599
Boomtown New Orleans	39,001	40,985	81,432	82,719
Belterra Casino Resort	44,268	44,480	86,302	88,863
Boomtown Bossier City	22,026	22,229	45,721	46,670
Lumière Place-St. Louis (a)	49,214	14,856	96,435	31,334
Boomtown Reno	11,477	18,962	22,159	36,239
International	10,245	9,271	19,994	17,839
Other	96	274	150	2,448

Total Revenues	$266,556	$232,884	$523,726	$465,711

Adjusted EBITDA (Loss) (b)
L’Auberge du Lac	$23,570	$20,878	$41,244	$37,623
Boomtown New Orleans	13,472	14,294	28,787	28,845
Belterra Casino Resort	7,751	11,461	15,082	21,052
Boomtown Bossier City	3,944	4,415	8,692	9,995
Lumière Place-St. Louis (a)	(253)	1,682	(1,013)	5,118
Boomtown Reno	(1,261)	1,934	(3,527)	2,527
International	1,969	1,972	4,672	4,916
Other	—	259	—	(337)

	49,192	56,895	93,937	109,739
Corporate expenses	(11,623)	(10,935)	(21,418)	(19,960)

Consolidated Adjusted EBITDA (b)	$37,569	$45,960	$72,519	$89,779

Reconciliation to Income (Loss) from Continuing Operations
Consolidated Adjusted EBITDA	$37,569	$45,960	72,519	$89,779
Pre-opening and development costs	(14,207)	(13,778)	(31,343)	(25,313)
Non-cash share-based compensation	(3,075)	(2,337)	(4,845)	(4,549)
Write-downs, reserves and recoveries, net	(6,920)	(985)	(6,802)	(985)
Depreciation and amortization	(31,224)	(18,920)	(59,863)	(39,464)
Interest income	484	4,479	1,623	8,961
Interest expense, net of capitalized interest	(11,607)	(6,403)	(23,690)	(15,691)
Loss on early extinguishment of debt	—	(6,124)	—	(6,124)
Impairment of investment in equity securities	(22,636)	—	(22,636)	—
Income tax benefit	2,689	6,290	9,961	4,854

Income (loss) from continuing operations	$(48,927)	$8,182	$(65,076)	$11,468

(a)	Lumière Place includes the Lumière Place Casino, two hotels and The Admiral Riverboat Casino. The Lumière Place Casino opened on December 19, 2007. The Four Seasons Hotel St. Louis opened in February 2008. The former Embassy Suites was closed on March 31, 2007 and reopened as HoteLumière in February 2008 following an extensive refurbishment. The Admiral Riverboat Casino was acquired on December 20, 2006.

(b)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income to Adjusted EBITDA (Loss) for Bahamian Operations

(In thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended Dec 31,
	2008	2007	2008	2007	2007
Reconciliation to Income (Loss) from Continuing Operations
Adjusted EBITDA (loss) (a)	$(746)	$(452)	$(1,214)	$(936)	$(1,634)
Pre-opening and development costs	—	—	—	—	—
Non-cash share-based compensation	(12)	—	(12)	—	—
Write-downs, reserves and recoveries, net	—	—	—	—	—
Depreciation and amortization	(178)	(177)	(356)	(348)	(703)
Income tax benefit	—	—	—	—	—

Income (loss) from continuing operations	$(936)	$(629)	$(1,582)	$(1,284)	$(2,337)

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted EBITDA.

Pinnacle Entertainment, Inc.

Supplemental Information

Pre-opening and Development Costs

(In thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Pre-opening and Development Costs
Lumière Place-St. Louis	$2,394	$3,788	$6,032	$5,441
River City	1,625	1,108	2,573	2,057
Sugarcane Bay	951	384	1,448	1,042
Baton Rouge project	847	3,107	5,597	5,008
Atlantic City project	5,326	4,813	11,047	10,136
Kansas City proposal	2,088	291	3,015	291
Other	976	287	1,631	1,338

Total Pre-opening and Development Costs	$14,207	$13,778	$31,343	$25,313

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income to Adjusted Net Income

(In thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Adjusted net income (loss) (a)
Net income (loss)	$(18,109)	$9,902	$(13,056)	$12,811
Pre-opening and development costs	13,467	8,316	27,182	17,215
Loss on early extinguishment of debt	—	3,696	—	4,165
Non-cash share-based compensation	2,915	1,411	4,202	3,094
Write-downs, reserves and recoveries, net	6,559	595	5,899	670
Impairment of investment in equity securities	21,457	—	19,631	—
Income tax benefit	—	(7,040)	—	(6,970)
Income from discontinued operations, net of taxes	(30,818)	(1,720)	(52,020)	(1,343)

Adjusted net income (loss)	$(4,529)	$15,160	$(8,162)	$29,642

Adjusted per common share – diluted
Net income (loss)	$(0.30)	$0.16	$(0.22)	$0.21
Pre-opening and development costs	0.23	0.14	0.45	0.29
Loss on early extinguishment of debt	—	0.06	—	0.07
Non-cash share-based compensation	0.05	0.03	0.07	0.05
Write-downs, reserves and recoveries, net	0.11	0.01	0.10	0.01
Impairment of investment in equity securities	0.36	—	0.33	—
Income tax benefit	—	(0.12)	—	(0.12)
Income from discontinued operations, net of taxes	(0.52)	(0.03)	(0.87)	(0.02)

Adjusted net income per common share – diluted	$(0.07)	$0.25	$(0.14)	$0.49

Number of shares – diluted (b)	59,696	61,096	59,873	60,147

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted net income (loss).
(b)	For the three and six months ended June 30, 2008, the diluted effect of in-the money stock options has been excluded as the Company had adjusted net loss for those periods.